                            RETIREMENT SAVINGS PLAN

              THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
                      THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

SEPTEMBER 2005              R E T I R E M E N T   S A V I N G S   P L A N

TABLE OF CONTENTS
                                                                            Page
      Introduction                                                            1

      Overview                                                                2

      General Information                                                     2

      Participation in the Plan                                               3

      Your Contributions to the Plan                                          4

      Matching Contributions                                                  6

      Investment Funds                                                        7

      Vesting                                                                 9

      Payment of Benefits                                                     10

      Death Benefits                                                          12

      Withdrawals                                                             12

      Loans                                                                   14

      Claims for Benefits                                                     16

      Miscellaneous                                                           16

      Your ERISA Rights                                                       20

      Appendix A                                                              23

      Appendix B                                                              26

SEPTEMBER 2 0 0 5   i       R E T I R E M E N T   S A V I N G S   P L A N

INTRODUCTION

     This is a summary of the Celanese Americas Retirement Savings Plan in effect as of September 1, 2005. Celanese Americas Corporation maintains the savings plan for the benefit of its own eligible employees and the eligible employees of other companies that participate in the Plan.

PLAN HISTORY

     The Hoechst Celanese Savings Plan was created on January 1, 1989. (It was the result of the merger of the American Hoechst Corporation Savings Plan and the Celanese Savings and Investment Plan.) It was renamed the Hoechst
Corporation Retirement Savings Plan in 1998 but Hoechst Celanese Corporation
(later renamed HNA Holdings, Inc. and subsequently renamed CNA Holdings, Inc.)
retained principal sponsorship of the Plan.

     In connection with the October 22, 1999 spinoff by Hoechst AG of its chemical businesses to Celanese AG, Hoechst Corporation was renamed Celanese
Americas Corporation. Celanese Americas Corporation assumed responsibility for the savings plan from CNA Holdings, Inc. and renamed it the Celanese Americas
Retirement Savings Plan effective November 1, 1999.

     The Hoechst Celanese Savings Plan for Coventry Hourly Employees was merged with and into the Celanese Americas Retirement Savings Plan effective November
1, 1999.

SHORTENED NAMES

     Throughout this summary, the Celanese Americas Retirement Savings Plan is referred to as the Plan.

     The Celanese Americas Retirement Plans Service Center is called the
Retirement Service Center. Celanese Americas Corporation is referred to as
Celanese. Celanese Americas Corporation and any other companies participating in the Plan, grouped together, are called the Company.

STATUTORY COMPLIANCE

     The Plan is intended to qualify under section 401(a)of the Internal Revenue
Code of 1986 as amended, and to comply with all applicable requirements of the
Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including provisions governing reporting, disclosure, participation, vesting, and fiduciary responsibility.

     The Plan is intended to be a plan described in section 404(c) of ERISA and
US Department of Labor regulations ss.2550.404c-1. Thus, the fiduciaries of the
Plan may be relieved of liability for any losses that are the result of investment instructions given by a Plan participant or beneficiary.

GOVERNING DOCUMENT

     This booklet summarizes the official Plan document in effect as of
September 1, 2005. If there is a difference between this booklet and the Plan document, the Plan document will govern. The Plan, as it applies to all participants, may be changed or ended at any time by written action of the board of directors of Celanese or, in certain circumstances, by the Celanese Americas
Benefits Committee. However, to the extent required by any applicable collective bargaining agreement or law, Celanese shall negotiate any change or termination that takes effect during a negotiated period. Celanese may change or terminate the Plan effective after a negotiated period without negotiating with the union unless a subsequent collective bargaining agreement or applicable law restricts
Celanese's ability to do so. For the purpose of this paragraph, negotiated period means the period of time covered by the most recent collectively bargained agreement.

     You should keep this summary with your permanent records.

SEPTEMBER 2 0 0 5   1       R E T I R E M E N T   S A V I N G S   P L A N

OVERVIEW

     The Plan belongs to a special class of retirement plans called 401(k)
plans. It is designed to give you the opportunity to save money on a tax-deferred basis.

     Your benefit from the Plan will supplement the retirement income you may receive from a pension plan, Social Security, and your personal savings.

     Here are some highlights of the Plan:

     >    You can save 2% to 80% of your pay on a before-tax basis, an after-tax basis, or a combination of both. The amount you decide to save will be withheld by payroll deduction.

     >    The Company matches your savings dollar for dollar, up to 5% of your pay each payroll period for non-union employees, 50 cents on the dollar up to 3% of your pay each payroll period for union employees at the Calvert City, KY location, and 50 cents on the dollar up to $5 per week for union employees at the Rock Hill, SC location. You vest in matching contributions after three years of service.

     >    Your savings and matching contributions are set aside in individual accounts for you. You will receive periodic statements showing the total of your account balances.

     >    Your accounts may grow through investment earnings but can also shrink because of investment losses. The Plan offers a variety of investment funds; you choose the ones you want to invest your money in.

     >    You are entitled to a payout of your Plan benefit after you leave the
          Company. You do not have to wait until retirement age.

     >    Under certain conditions, you can withdraw money from your accounts while you're still working for the Company.

     >    The Plan's loan program offers an alternative to a withdrawal, if you need access to your savings while you're still working for the
          Company.

     >    You have access to Plan information, your account information, and educational and retirement planning tools on the Plan's Internet website -- WWW.RETIREONLINE.COM. You can also initiate most Plan transactions through the website or by calling the Retirement Service
          Center at 1-800-331-2363 (option 1).

GENERAL INFORMATION

TYPE OF PLAN

     The Plan is a profit sharing plan with 401(k) and stock bonus plan features and is designed to give you the opportunity to accumulate funds on a tax-
deferred basis.

PLAN YEAR

     The books and records of the Plan are maintained on a plan year basis. The
Plan year is the calendar year (January 1 to December 31).

TRUSTEE

     The Plan's Trustee is State Street Bank and Trust Company, Two World
Financial Center, 225 Liberty Street - 24th Floor, New York NY 10281. The
function of the Trustee is to hold all of the Plan's assets in a trust fund.

RECORDKEEPER AND SERVICE CENTER

     JPMorgan Retirement Plan Services acts as recordkeeper for the Plan.
JPMorgan can be contacted by calling the Retirement Service Center at
1-800-331-2363 (option 1).

     All transactions initiated by using the Voice Response System or through the website require the

SEPTEMBER 2 0 0 5   2       R E T I R E M E N T   S A V I N G S   P L A N

use of your personal access code ("PAC"). YOU are solely responsible for the safekeeping of your PAC. The Plan, the Benefits Committee, and the Company will
NOT be responsible for transactions initiated over the Voice Response System or
WWW.RETIREONLINE.COM by anyone who uses a valid PAC. In the event that someone other than yourself (or someone acting on your behalf) has initiated a transaction without your consent, you should call the Retirement Service Center immediately.

     You can periodically change your PAC by using the website or by calling the
Retirement Service Center.

PLAN SPONSOR AND ADMINISTRATOR

     The Plan is sponsored by Celanese Americas Corporation. Its address and phone number are:

     Celanese Americas Corporation
     1601 West LBJ Freeway
     Dallas TX 75234
     Phone: 972-443-4000

     The Plan Administrator is the Celanese Americas Corporation Benefits
Committee.

     The Benefits Committee has general responsibility for administering the
Plan and reviewing claims for benefits. The Benefits Committee can be reached at the Company's address (see above).

     You may receive from the Plan Administrator, upon written request, information as to whether a particular employer is a sponsor of the Plan and, if the employer is a Plan sponsor, the sponsor's address.

AGENT FOR SERVICE OF LEGAL PROCESS

     Legal process against the Plan may be served on the Secretary of Celanese at 1601 West LBJ Freeway, Dallas TX 75234. Legal process may also be served on the trustee or the Plan Administrator.

IDENTIFICATION NUMBERS

     The Plan is identified by the tax identification number assigned to
Celanese, which is 22-1862783. The plan number is 001.

PARTICIPATION IN THE PLAN

     You are eligible to participate in the Plan at any time if you are a non-union employee of the Company or you are a union employee of the Company working at the Calvert City, KY or Rock Hill, SC locations. You will become a participant as soon as administratively practicable following your date of hire
(taking into account the need to enroll and the Company's payroll cycles).

     Individuals who were initially classified by the Company as independent contractors and leased employees are not eligible to participate in the Plan regardless of whether they are later classified by a court or the Internal
Revenue Service as employees of Celanese.

ENROLLMENT

     When you are eligible to start saving through the Plan, you will receive an enrollment kit that will provide you with instructions on how to enroll. You should enroll in the Plan through the website, WWW.RETIREONLINE.COM. If you have questions, call the Retirement Service Center at 1-800-331-2363 (option 1).

PARTICIPATION AFTER REEMPLOYMENT

     If your employment terminates after you become a participant, you will be an inactive participant until your vested benefit is paid to you. The
"Miscellaneous" section contains information on inactive participant status.
Some special rules apply if you leave and are later rehired:

     >    If you meet the conditions for Plan participation but your employment terminates, and if you are then rehired, you

SEPTEMBER 2 0 0 5   3       R E T I R E M E N T   S A V I N G S   P L A N

          will be eligible to make contributions as soon as administratively practicable after you re-enroll.

     >    Contributions to the Plan do NOT automatically start up again when you are rehired. If you want to start contributing again, you must visit
          WWW.RETIREONLINE.COM or contact the Retirement Service Center at
          1-800-331-2363 (option 1) to re-enroll.

PARTICIPATION UPON TRANSFER FROM FOREIGN AFFILIATE

     If you are transferred to the US from an affiliated foreign company, you will be eligible to participate if you obtain a US Social Security number and are placed on Celanese's US payroll system. You will receive vesting service from your date of hire with the foreign affiliate. When your assignment in the
US ends, you will not be able to take a total distribution from the Plan until you have terminated from all affiliated companies.

ACCOUNT INFORMATION

     On a quarterly basis, you will receive an individual statement showing the changes in the total of your account balances. Each statement will reflect all adjustments since the date of your previous statement, including contributions made by you and the Company and investment gains or losses. You can customize your statement content and choose your statement delivery option on the website.
You can also obtain information about your account through www.retireonline.com or by calling the Retirement Service Center.

YOUR CONTRIBUTIONS TO THE PLAN

     The Plan is intended to allow you to save money on a tax-deferred or before-tax basis, but you can also make after-tax contributions or a combination of both. All contributions are taken out of your pay by payroll deduction. You can begin to contribute to the Plan as soon as you become a participant.

BEFORE-TAX CONTRIBUTIONS

     Before-tax contributions are called that because you will not have to pay federal income tax on these contributions until the funds are distributed or withdrawn from the Plan.

     You can elect to contribute from 2% to 80% of your Compensation as before-tax contributions-- but if you want to make after-tax contributions as well, the total of your before-tax and after-tax contributions may not be more than 80%. Federal law limits the amount of contributions you can make to 401(k)
plans. For more information, see the "Annual Limits" section.

AFTER-TAX CONTRIBUTIONS

     You can also elect to make after-tax contributions, which are taxable in the year in which you make them.

     If you make after-tax contributions to the Plan, you pay taxes as you go.
This means that the portion of your Plan benefit that is made up of your after-tax contributions will not be taxed again when you receive it.

     You can elect to contribute from 2% to 80% of your Compensation as after-tax contributions-- but if you want to make before-tax contributions as well, the total of your before-tax and after-tax contributions may not be more than 80%.

CATCH-UP CONTRIBUTIONS

     If you have attained age 50 or will attain age 50 before the end of the calendar year, and you have made or are scheduled to make the maximum contribution to the Plan to which you are entitled because of a limitation or restriction imposed by the Plan or the Internal Revenue Code, you will be eligible to make additional before-tax contributions

SEPTEMBER 2 0 0 5   4       R E T I R E M E N T   S A V I N G S   P L A N

to the Plan. These contributions are called catch- up contributions. You do not have to make a separate election for catch-up contributions. If you are eligible, your before-tax contributions will automatically continue until the amount of the catch-up contribution reaches the applicable limit. If you are eligible to make catch-up contributions but do not wish to do so, you must complete and submit a Catch-Up Opt Out Form each year.

     The applicable limit on permitted catch-up contributions for a particular calendar year, after you meet the eligibility requirements, will be the lesser of: (1) the applicable dollar limit (see below), or (2) your compensation for the year reduced by any other contributions you made to the Plan for that year.

     The applicable dollar limit is $4,000 for the year 2005 and $5,000 for the year 2006.

COMPENSATION

     For Plan purposes, compensation includes:

     >    your regular wages (base pay) paid to you by the Company (before any pre-tax deductions)

          plus

     >    any overtime pay, shift premium pay, vacation pay (other than accrued vacation paid at termination and amounts paid in lieu of taking vacation), holiday pay for time not worked, sick-leave pay, call-in pay, emergency pay, military make-up pay, jury duty make-up pay, step-up pay, relief pay, holiday or Sunday pay you earn.

     Bonuses and severance pay are not included in compensation for the Plan.

     Federal law limits the amount of compensation that can be taken into account for retirement plan purposes. For 2005, the limit is $210,000. For years after 2005, contact the Retirement Service Center to learn the annual limit. The
Internal Revenue Service may make a cost-of-living adjustment to the compensation limit each year.

CHANGING YOUR CONTRIBUTION RATE

     Contributions to the Plan are voluntary; you are not required to contribute. If you decide to contribute, you can change the percentage of compensation that you will contribute in the future through www.retireonline.com or by calling the Retirement Service Center. You can also stop your contributions. Contributions will change or stop as soon as administratively practicable after you notify the recordkeeper that you want to stop or change your contributions to the Plan.

     After stopping your contributions, you can start making contributions again by visiting the website or by calling the Retirement Service Center to set a new contribution rate.

     If you choose not to contribute to the Plan when you first become a participant, you can start making contributions at a later time by enrolling on the website or by calling the Retirement Service Center. Payroll deductions will begin as soon as administratively practicable thereafter.

ROLLOVERS TO THE PLAN

     Generally, you can contribute to the Plan only through payroll deduction.
However, if you have an interest in another qualified retirement plan or if you have transferred such an interest to an individual retirement account ("IRA"), you may be allowed to transfer or roll over that interest to the Plan.

     The Plan currently accepts rollovers that contain before-tax and after-tax monies.

     The Plan Administrator must give you permission and will require you to produce certain documents to do a rollover. You may not do a direct rollover of an amount held in a defined benefit plan or a money purchase pension plan.

SEPTEMBER 2 0 0 5   5       R E T I R E M E N T   S A V I N G S   P L A N

     If you want to roll over money into the Plan, contact the Retirement
Service Center to request a rollover kit.

YOUR ACCOUNTS

     Amounts withheld from your pay as contributions to the Plan will be paid to the trustee as soon as practicable after each payroll period, but not later than
15 business days after the end of the month in which they were withheld.

     Individual accounting for the different kinds of contributions (before-tax, after-tax, rollover and matching) will be set up for you by the recordkeeper.

     You will always have a nonforfeitable or 100% vested right to your contributions and earnings credited to your before-tax, after-tax, and rollover accounts. This means that you have access to your money as soon as administratively practicable after your employment terminates.

ANNUAL LIMITS

     Federal law limits the amount you can contribute to a 401(k) plan in a calendar year.

     The before-tax contribution limit is $14,000 for 2005 and $15,000 for 2006.
For years after 2006, contact the Retirement Service Center to learn the annual limit. The Internal Revenue Service may make a cost-of-living adjustment to the before-tax contribution limit each year.

     If your before-tax contributions exceed the annual limit, and if applicable, all catch-up contributions have been made, your before-tax contributions will automatically switch to after-tax contributions for the remainder of the calendar year.

     Certain higher-paid participants may be affected by rules that cap the amount of contributions they can make. If these rules affect you in a particular
Plan year:

     >    Your contributions may be reduced or stopped for the rest of the Plan year.

     >    Excess contributions (and any earnings on them) may be taken out of the Plan and paid to you after the end of the Plan year. Matching contributions on the excess contributions will be forfeited.

     >    Any contributions and earnings returned to you must be included in your taxable income.

     The Plan Administrator will inform you if you will be affected.

MATCHING CONTRIBUTIONS

     To add to your retirement savings in the Plan, each pay period the Company makes a tax-deferred matching contribution. Matching contributions are based on your before-tax and after-tax contributions. The Company will generally be entitled to a federal tax deduction for contributions it makes to the Plan.
Amounts that you roll over to the Plan are not matched.

AMOUNT OF MATCH FOR NON-UNION EMPLOYEES

     Each pay period, the Company will match your contributions dollar for dollar (unless you are an eligible union employee)--but there is a cap.
Contributions that are in excess of 5% of your compensation will not be matched.

EXAMPLE: If your biweekly compensation is $1,200, here's what happens at different contribution levels:

                                              TOTAL ADDED
                     YOUR        COMPANY        TO YOUR
 SAVINGS RATE   CONTRIBUTION      MATCH        ACCOUNTS

     2%              $24           $24          $48
     3%              $36           $36          $72
     5%              $60           $60          $120
    10%             $120           $60          $180
    15%             $180           $60          $240

     Notice that the Company matches the first 5% that you contribute. It does not matter whether

SEPTEMBER 2 0 0 5   6       R E T I R E M E N T   S A V I N G S   P L A N

your contributions are all before-tax, all after-tax, or a combination of both.

AMOUNT OF MATCH FOR CALVERT CITY UNION EMPLOYEES

     Each pay period, the Company will match your contributions 50 cents for every dollar you contribute to the Plan--but there is a cap. Contributions that are in excess of 3% of your compensation will not be matched.

EXAMPLE: If your biweekly compensation is $1,200, here's what happens at different contribution levels:

                                          TOTAL ADDED
                    YOUR        COMPANY     TO YOUR
 SAVINGS RATE   CONTRIBUTION     MATCH     ACCOUNTS

       2%           $24           $12        $36
       3%           $36           $18        $54
       5%           $60           $18        $78
      10%          $120           $18       $138
      15%          $180           $18       $198

     Notice that the Company matches 50% of the first 3% you contribute. It does not matter whether your contributions are all before-tax, all after-tax, or a combination of both.

AMOUNT OF MATCH FOR ROCK HILL UNION EMPLOYEES

     Each pay period, the Company will match your contributions 50 cents for every dollar you contribute to the Plan--but there is a cap. The maximum Company matching contribution is $5.00 per week.

EXAMPLE: If your weekly compensation is $600, here's what happens at different contribution levels:

                                          TOTAL ADDED
                    YOUR        COMPANY     TO YOUR
 SAVINGS RATE   CONTRIBUTION     MATCH     ACCOUNTS

      2%             $12          $5         $17
      3%             $18          $5         $23
      5%             $30          $5         $35
     10%             $60          $5         $65
     15%             $90          $5         $95

     Notice that the Company match is $5. It does not matter whether your contributions are all before-tax, all after-tax, or a combination of both.

MATCHING ACCOUNT

     The matching contributions made on your behalf will be credited to your matching account.

     You will not have a nonforfeitable right to the money in your matching account until you are vested. Vesting is discussed later in this summary.

SPECIAL LIMIT

     Certain participants may be affected by rules that limit the amount of after-tax and matching contributions that can be made by or for higher-paid employees. If you are affected in a particular year, the excess after-tax contributions (and any earnings on them) will be paid back to you and the excess matching contributions made on your behalf (and any earnings on them) will be taken out of your Account and may be forfeited to the Plan. The Plan
Administrator will inform you if the limit on after-tax and matching contributions will affect you.

INVESTMENT FUNDS

     Under the Plan, you can choose the investment funds in which the money in your accounts will be invested.

     The money in your accounts must be invested in multiples of 1% of the total. The same investment choices will apply to your before-tax, after-tax, and matching contributions. If you do a rollover to the Plan, you will choose investments separately for your rollover account.

     Each fund option within the Plan may also have a portion invested in cash or cash equivalents for liquidity purposes. These cash reserves are invested in fixed income securities that emphasize safety of principal and stable income.

SEPTEMBER 2 0 0 5   7       R E T I R E M E N T   S A V I N G S   P L A N

     The Celanese Americas Corporation Investment Committee is the named fiduciary that oversees the investment funds in the Plan with the exception of the Celanese Stock Fund. State Street, which serves as an independent fiduciary, oversees the Celanese Stock Fund. The independent fiduciary also has the authority to remove the fund as an investment option or place restrictions on investment transactions.

LOSSES OR EARNINGS

     As of the end of each business day on which the New York Stock Exchange
("NYSE") is open, investment losses or earnings and expenses will be allocated to Plan participants' accounts in proportion to account balances. Your accounts will receive an allocation of earnings or losses even if you are an inactive participant.

     Brokers' fees and other investment charges and fees associated with the recordkeeping and administration of the Plan may be paid from Plan assets to the various investment managers and the recordkeeper and charged against participants' accounts.

CHANGING YOUR INVESTMENTS

     FUTURE PLAN INVESTMENTS

     You can change your choice of funds and/or the percentage invested in each fund. If you complete your transaction by 3:59 PM ET on any day that the NYSE is open, your change request will be processed as of the end of that day. Change requests completed after 3:59 PM ET or on any day that the NYSE is not open, will be processed as of the end of the next day on which the NYSE is open. All changes must be in multiples of 1%.

     EXISTING PLAN INVESTMENTS

     You can also transfer amounts already invested in one investment fund to another investment fund. If you complete your transaction by 3:59 PM ET on any day that the NYSE is open, your transfer will be made as of the end of that day.
If you complete your transaction after 3:59 PM ET or on any day that the NYSE is not open, your transfer will be made as of the end of the next day on which the
NYSE is open. Transfers must be made in multiples of 1% or in US dollar amounts.

     Other than transfers into the Celanese Stock Fund, which are limited to one transfer into the fund every 90 days, there is generally no limitation on the transfers you can request. However, as part of its oversight responsibilities, the Plan's Investment Committee (or in the case of the Celanese Stock Fund, the independent fiduciary) has the authority to take action to prevent market timing or other activities that are detrimental to the long-term investment objectives of an investment fund or disrupt the management of the fund. This action could include placing restrictions, such as holding periods or limits on the number of transfers, on any investment fund in the Plan at any time in order to help ensure or maintain the investment objectives of the fund and its proper management. It could also include placing restrictions on an individual participant.

YOUR INVESTMENT CHOICES

     You can choose to invest your Plan accounts in any or all of the following investment options:

     SmartMix Fund - Conservative
     SmartMix Fund - Moderate
     SmartMix Fund - Aggressive
     Stable Value Fund
     Core Bond Fund
     Government Securities Fund
     S&P 500 Index Fund
     Large-Cap Value Fund
     Large-Cap Growth Fund
     International Stock Fund
     Small-Cap Core Fund
     Celanese Stock Fund

SEPTEMBER 2 0 0 5   8       R E T I R E M E N T   S A V I N G S   P L A N

     A more complete description and review of risk factors on each of the investment options can be found in Appendix B. No more than 20% of your account balance may be invested in the Celanese Stock Fund.

     If you fail to make an election regarding your investment options, the amounts in your Plan accounts will automatically be invested in the Stable Value
Fund.

TRACKING YOUR INVESTMENTS

     The quarterly statements that you receive will reflect the number of units and corresponding unit prices for all of your investment funds, in addition to the funds' quarter-end market values.

     The funds in the Plan are valued based on a unit accounting method. This type of accounting allows for the fund to retain a level of uninvested cash for use in settling daily transactions such as transfers, loans and withdrawals.

VESTING

     You will always have a nonforfeitable or 100% vested right to your contributions and earnings credited to your before-tax, after-tax, and rollover accounts. But you must earn the right to the money in your matching account. The process by which you do this is called vesting.

VESTING SCHEDULE

     You will have a 100% vested right to the entire amount in your matching account at all times after you have earned three years of vesting service.

     You will immediately become 100% vested in your matching account, regardless of the number of years of vesting service you have earned, if:

     >    you are still working for the Company when you reach age 65,

     >    you die while you are still working for the Company,

     >    you terminate employment other than (1) for cause or (2) because you voluntarily resign, or

     >    you suffer a total disability (see below) while you are still working for the Company.

     You have a total disability if you have a physical or mental condition that
(1) makes you unable to engage in any substantial gainful activity and (2) is expected to last for a long time or to result in your death. The Benefits
Committee will decide whether your disability meets this standard.

VESTING SERVICE

     You earn a year of vesting service for each 12-consecutive-month period of employment with the Company, counting from your employment date (or reemployment date).

     You will earn vesting service for at least a portion of any approved leave of absence. In addition, the Uniformed Services Employment and Reemployment
Rights Act of 1994 protects the benefits of individuals who leave their jobs to serve in the armed forces. If you have been absent from work due to military service and you return to work after December 11, 1994, you may be entitled to have the time you were gone counted as years of vesting service.

     If you have a break in service and then are rehired, you may lose the vesting service you earned before the break in service. This is discussed below.

BREAK IN SERVICE

     A break in service is a period of 12 months that starts on your termination date and ends on the day before the anniversary of your termination date. You do not have a break in service until you

SEPTEMBER 2 0 0 5   9       R E T I R E M E N T   S A V I N G S   P L A N

have been absent from work for the entire 12 months.

     Your first break in service will be delayed for a year if you are absent from work because of pregnancy, childbirth, or adoption, or care of your child immediately after birth or adoption.

EFFECT OF BREAK IN SERVICE

     Once you are vested, you cannot lose your vesting service. This means that if you are vested, have a break in service, and later come back to work, you will always receive credit for your pre-break years of vesting service. Thus, you will always be 100% vested in your post-break matching account.

     If you are not vested when you first have a break in service, your breaks in service will generally cancel out your years of vesting service. But, if you are rehired before you have five consecutive breaks in service, your pre-break years of vesting service will be added to the years of vesting service you earn after your reemployment. This means that you will become vested sooner than you otherwise would.

FORFEITURE

     If you terminate your employment before becoming vested in your matching account, you will forfeit (lose) that account and cease to be a participant as soon as:

     >    you have five consecutive breaks in service, or

     >    your other accounts are paid to you (or, if you have no other accounts, as soon as administratively practicable after your employment terminates).

     Forfeited amounts are used in future years to reduce the amount that the
Company must contribute to the Plan as matching contributions.

PAYMENT OF BENEFITS

     Under some retirement plans, you have to wait until age 65 to receive benefits. With the Plan, you do not have to wait until any special age--you can receive the vested amount in your accounts as soon as administratively practicable after you terminate your employment.

AMOUNT OF BENEFIT

     The exact amount of your benefit will depend on the vested amount in your accounts.

EXAMPLE 1: Your employment terminates when you have worked for the Company for less than three years and you have the following account balances:

       before-tax account                 $5,000
       after-tax account                  $2,500
       rollover account                       $0
       matching account                   $7,000

     You are NOT VESTED in your matching account because you have not earned three years of vesting service. Therefore, your benefit is the sum of the amounts in your other accounts, or $7,500. (Remember, you are always 100% vested in your before-tax, after-tax, and rollover accounts.)

EXAMPLE 2: Your employment terminates when you have worked for the Company for four years and you have the following account balances:

       before-tax account               $15,000
       after-tax account                 $5,000
       rollover account                      $0
       matching account                 $18,000

     In this example, you are vested in your matching account, so your benefit is the sum of the amounts in all of your accounts, or $38,000.

SEPTEMBER 2 0 0 5   10      R E T I R E M E N T   S A V I N G S   P L A N

     If your accounts remain in the Plan, they will continue to share in investment earnings or losses through the last completed valuation date preceding distribution. Therefore, your benefit may increase through earnings
(or decrease through losses) after your termination date.

FORM AND TIMING OF PAYMENT

     Except as described below, your benefit from the Plan will normally be paid in one lump sum. Partial distributions are generally not allowed.

     Partial distributions are made when you have not elected an earlier benefit commencement date and you have attained age 70-1/2. In that case, payment of your benefit will commence by the April 1st following the end of the calendar year in which you attain age 70-1/2 or terminate your employment with the
Company, whichever is later, and you will begin to receive the minimum benefit distribution amount required by law.

     If you die before you receive your benefit, your benefit will be payable to your designated beneficiary in one lump sum as soon as administratively practicable. If you die after you have begun to receive minimum required distributions, the amount left in your accounts will be paid to your designated beneficiary in one lump sum as soon as administratively practicable.

     If the vested amount in your accounts as of your termination date is $1,000 or less, your benefit will be paid as soon as administratively practicable after your employment terminates, even if your accounts were valued at more than
$1,000 at an earlier date.

     If you have a choice about your benefit payment date, you must request your benefit through the website or the Retirement Service Center.

     Instead of having your benefit paid to you, you also have the option of a direct rollover.

DIRECT ROLLOVER OPTION

     You always have the right to have your Plan benefit transferred to an IRA or another qualified retirement plan in a transaction called a direct rollover, provided that the other plan will accept a rollover from the Plan and that your benefit is an eligible rollover distribution.

     If you choose the direct rollover option, a check made payable to the custodian of your IRA or the trustee of the other qualified retirement plan will be mailed to you. It is your responsibility to deposit the check with the IRA custodian or trustee on a timely basis. The advantage of rolling over your Plan benefit is that you will not owe any federal tax on the money until later, when it is paid out to you.

     If you are not doing a direct rollover to an IRA, the plan receiving the money must be either (a) a defined contribution retirement plan described in section 401(a) of the Internal Revenue Code, (b) an annuity plan described in section 403(a) or (b) of the Internal Revenue Code, or (c) a deferred compensation plan under Section 457(b) of the Internal Revenue Code.

     It is important to note that if you DO NOT choose the direct rollover option, you will owe income tax immediately, 20% of your taxable benefit payment will be withheld for federal income tax, and a tax penalty may apply.

     The Retirement Service Center will provide you with information about the direct rollover option before your benefit is paid.

PAYMENT IN STOCK

     Ordinarily, benefits will be paid in cash. But, you may receive the portion of your benefit that is invested in the Celanese Stock Fund in the form of whole common shares of Celanese Corporation plus cash for any fractional shares.

SEPTEMBER 2 0 0 5   11      R E T I R E M E N T   S A V I N G S   P L A N

DEATH BENEFITS

     There are two situations in which the Plan will pay a death benefit:

     >    If you die while you are still employed by the Company, your beneficiary will receive a death benefit equal to the total amount in your accounts even if you were not vested prior to your death.

     >    If you die after your employment has terminated but before you have received your vested benefit, your beneficiary will receive a death benefit equal to the vested amount in your accounts.

     The death benefit will be paid to your beneficiary as soon as administratively practicable in one lump sum upon submission of a distribution form and other related required documents. For additional information and to request the required forms contact the Celanese Americas Retirement Plans
Service Center, PO Box 4885, Chesapeake, VA, 23327-4885, or by phone at
1-800-331-2363 (option 1).

YOUR BENEFICIARY

     The person who will receive the vested amount in your accounts in the event of your death is called your beneficiary.

     If you are married, your beneficiary will be your spouse, unless your spouse consents in writing to your choice of a different beneficiary. Such consent must include a statement that your spouse understands the effect of giving his/her consent and must be witnessed by a notary public. Once your spouse has consented, you may not change your beneficiary without further consent of your spouse, unless your spouse's original consent gives you the right to do so, OR unless your change is to name your spouse as your beneficiary.

     If you are not married, you can name anyone you like as your beneficiary.
You can also change your beneficiary at any time. Any beneficiary designation form must be received by the Retirement Service Center prior to your death in order to be effective.

     Beneficiary designation/spousal consent forms are available at
WWW.RETIREONLINE.COM.

     If you do not designate a beneficiary, or if your beneficiary dies before you do or your designation is invalid for any reason, the death benefit will be paid to your surviving spouse or, if none, to your estate.

     You should periodically review your beneficiary designation to make sure it reflects current information and is completed properly. Your completed beneficiary designation form will not be reviewed for completeness or accuracy
(e.g., to determine if you signed the form) when you submit the form or at any subsequent time prior to your death.

DIRECT ROLLOVER OPTION FOR SPOUSES

     A beneficiary who is a surviving spouse has the right to have the death benefit transferred directly to an IRA. If your surviving spouse chooses this direct rollover option, the death benefit will be made payable to the custodian of the IRA but will be mailed to your spouse. This benefit will not be subject to federal income tax until later, when the money is paid out of the IRA.

WITHDRAWALS

     The Plan is intended to provide you with a retirement benefit, so you are encouraged not to withdraw any money from the Plan while you are still employed by the Company. Nevertheless, certain kinds of withdrawals are permitted.

SEPTEMBER 2 0 0 5   12      R E T I R E M E N T   S A V I N G S   P L A N

GENERAL RULES

     You can withdraw money from the Plan only twice in any 12-month period, and you must take at least $500 each time (or the total amount available for withdrawal, if less than $500).

     If you take a withdrawal from the Plan, you will NOT be permitted to return the money to the Plan at any time.

     To initiate a withdrawal, visit the website or call the Retirement Service
Center. Only participants actively employed by the Company may request withdrawals.

     Unless you want a hardship withdrawal (see below), you do not have to ask for approval to withdraw money from your accounts. If you take a withdrawal, the amount requested will be withdrawn in the following order:

     >    Any AFTER-TAX savings you made before January 1, 1987.

     >    Any AFTER-TAX savings you made on or after January 1, 1987 and the earnings on those savings.

     >    Earnings on any AFTER-TAX savings you made before January 1, 1987.

     >    The total value of your AFTER-TAX ROLLOVER account.

     >    The total value of your ROLLOVER account.

     >    100% of the vested portion of your MATCHING account. Matching contributions may be withdrawn only after (1) they have been in your account for 24 months or (2) you have been a participant in the Plan for at least five years.

     >    Your BEFORE-TAX savings, and the earnings on those savings, if you're age 59-1/2 or older, or have a financial hardship (only earnings up to

     January 1989 can be withdrawn in the case of a financial hardship).

     ONCE YOU HAVE REACHED AGE 59-1/2, you may withdraw all the money in all of your accounts without asking for approval.

     To find out the amount you have available for a withdrawal, visit the website or call the Retirement Service Center.

     If you need access to your accounts while you are still working for the
Company, a loan may be a better alternative than a withdrawal. Loans from the
Plan are discussed later in this summary.

HARDSHIP WITHDRAWALS

     If you have a financial hardship, you can withdraw money from your accounts in the following order: your after-tax account; your after- tax rollover account; your rollover account; the vested portion of your matching account; and
your before-tax account (and the earnings thereon up to January 1989).

     You have a financial hardship if you need money to:

     >    pay tax-deductible medical expenses incurred by you, your spouse, or your dependents that are not eligible for reimbursement under an insurance plan;

     >    purchase your primary residence;

     >    pay tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse, or your dependents;

     >    prevent your eviction from your primary residence or foreclosure on your mortgage on your primary residence.

     You can apply for a hardship withdrawal by calling the Retirement Service
Center. Additional

SEPTEMBER 2 0 0 5   13      R E T I R E M E N T   S A V I N G S   P L A N

documentation regarding your hardship will be required, and all hardship withdrawals must be approved by the Retirement Service Center based upon instructions from the Benefits Committee. To qualify for a hardship withdrawal, you must satisfy the following: (1) you must have obtained all distributions
(other than hardship distributions) and all non-taxable loans available under all plans maintained by the Company, (2) the amount of the hardship withdrawal must not exceed the amount required to meet the immediate financial need created by the hardship and to pay any federal and state withholding, and (3) you are prohibited from making any before-tax and after-tax contributions to all plans maintained by the Company for at least 6 months after receipt of the hardship distribution.

LOANS

     You can borrow money from your Plan accounts if the Retirement Service
Center approves. You can apply for a loan through WWW.RETIREONLINE.COM or by calling the Retirement Service Center. If you are going to apply for a loan over the phone or on the website, you should read the information below very carefully.

AMOUNT OF LOAN

     You can borrow from your accounts in the following order: your before-tax account; your matching account, if you are vested in it; your rollover account;
your after-tax rollover account; and your after-tax account.

     You may not borrow less than $1,000 from the Plan. The maximum you can borrow is determined by a formula mandated by the Internal Revenue Code. That formula provides that any new loan amount (when added to the outstanding balance of all other loans from the Plan) may not exceed the SMALLER of the following amounts:

     >    $50,000 reduced by the excess of (1) the highest outstanding balance of loans during the 12 months before a new loan is made over (2) the outstanding balance of loans on the date of the new loan; OR

     >    50% of the vested amount in your accounts.

          EXAMPLE 1: If the vested amount in your accounts is $12,000 and you have never taken a loan before, the most you may borrow is 50% of
          $12,000, or $6,000.

          EXAMPLE 2: If the vested amount in your accounts is $140,000 and you have never taken a loan before, the most you may borrow is $50,000.

          EXAMPLE 3: Suppose the vested amount in your accounts is $125,000 and you have a loan outstanding. The "$50,000 reduced by" limit applies to you, so you need two additional pieces of information to figure out your maximum loan amount. Assume that:

     >    The highest outstanding loan balance during the 12 months before your new loan is made equals $30,000; AND

     >    The outstanding loan balance on the date of the new loan equals
          $20,000.

     The most you may borrow is calculated as follows:

     A.   Determine the excess of the highest outstanding loan balance during the 12 months before your new loan is made over the outstanding loan balance on the date of the new loan:

          $30,000 - $20,000 = $10,000

     B.   Then, subtract the result of Step A from $50,000:

          $50,000 - $10,000 = $40,000

SEPTEMBER 2 0 0 5   14      R E T I R E M E N T   S A V I N G S   P L A N

     C.   Then, subtract the outstanding balance of the current loan from
          $40,000:

          $40,000 - $20,000 = $20,000

     D.   Then, determine what is 50% of the vested amounts in your accounts:
          50% x $125,000 = $62,500

     E.   The maximum amount of your loan is the lesser of C or D:

          C: $20,000

          D: $62,500

          Maximum: $20,000

LOAN APPROVAL

     Loan applications will be approved in a uniform and nondiscriminatory manner. Only the factors that would be considered in a normal commercial setting by an entity in the business of making similar types of loans will be considered. Race, color, religion, sex, age, or national origin may not be considered, but your creditworthiness, collateral, and financial need may be considered. The Plan prohibits you from taking a loan in order to purchase securities.

     Loans from the Plan are usually repaid in installments through payroll deduction.

COLLATERAL

     If you take a loan from the Plan, you must put up collateral that is at least equal in value to the amount of the loan. In other words, if you borrow
$1,500, your collateral must be worth at least $1,500.

     The ONLY collateral the Plan will accept is your account balance. No more than 50% of the vested amount in your accounts, valued at the time you get the loan, can be used as collateral.

INTEREST RATE

     The Plan will charge interest on your loan. The exact rate of interest will be determined when your loan is approved; it will be the prime lending rate (as published in The Wall Street Journal on the first business day of the month in which the loan is requested) plus 1%.

APPLYING FOR A LOAN

     When you apply for a loan using the Voice Response System or the website, there are certain rules you should be aware of:

     1.   All transactions initiated by using the Voice Response System or the website require the use of your PAC. YOU are solely responsible for the safekeeping of your PAC. In the event that someone other than yourself (or someone acting on your behalf) has initiated a transaction without your consent, you should call the Retirement
          Service Center immediately.

     2.   There are restrictions on when you can cancel your request for a loan.
          Your right to cancel a loan request will be explained over the Voice
          Response System and on the website. In no event will you be permitted to cancel a loan once the loan is processed. Loans are processed each business day. If you want to cancel a loan before it is processed, you must call the Retirement Service Center or complete your transaction on the website by 3:59 PM ET. In the event that you do not cancel the loan in a timely manner, the loan check and paperwork will be issued and you will be charged a non-refundable $80 loan processing fee (see below). You will, however, be able to use the newly issued loan check to immediately repay the outstanding loan.

     3.   Certain documents will be provided to you when your loan is processed.
          Samples of those

SEPTEMBER 2 0 0 5   15      R E T I R E M E N T   S A V I N G S   P L A N

          documents are included in Appendix A of this summary. You should have this summary, open to Appendix A, in front of you when you request a loan.

OTHER RULES

     You will have to pay an $80 fee to the recordkeeper to pay for the processing of your loan. This fee is deducted on a pro-rata basis from your investment funds.

     You may have only two loans outstanding at a time. If you default on a loan, you will not be eligible to take a second loan from the Plan. If you have two loans outstanding, and you default on one of the loans, you will still be required to make timely payments on the second loan. Any default may be taken into account by the Plan Administrator in determining if you are eligible to take a loan from the Plan.

     If you are requesting a home loan you will be asked to provide additional information and documentation.

     As noted above, loans are usually repaid in installments through payroll deduction and except in the case of a home loan, must be repaid within 60 months. Home loans must be repaid within 180 months. If you are on unpaid leave of absence, contact the Retirement Service Center for information about continuing to repay your loan.

     You may pay off the remaining balance of your loan at any time. The
Retirement Service Center can tell you the amount needed to pay off the loan and the process to pay off the loan.

     Generally, if your employment terminates or the Company is required to stop taking loan repayments from your paycheck, you will be required to pay off the remaining balance (plus accrued interest) within 60 days. If you do not, a default notice will be sent and if the balance of the loan and accrued interest are not paid within 30 days of such notice, the outstanding balance of the loan will generally be treated as a taxable benefit payment from the Plan.

     If your employment terminates and you receive separation pay (except in a lump sum), loan payments will be deducted from that separation pay until that pay ends or you elect a total distribution, whichever occurs first.

     Loan repayments will be paid back into your accounts based upon your current investment elections at the time of repayment.

     If you have questions about your loan repayments, call the Retirement
Service Center.

CLAIMS FOR BENEFITS

APPLICATION FOR BENEFITS

     You begin the process of claiming your benefit by visiting
www.retireonline.com or by calling the Retirement Service Center. If your claim for benefits is denied, you may follow the appeals process described in the
"Your ERISA Rights" section of this summary.

MISCELLANEOUS

INACTIVE STATUS

     After your employment terminates, you will be an inactive participant until your vested benefit is paid to you. While you are an inactive participant, you will not be permitted to make contributions to the Plan; the Company will not make any matching contributions on your behalf; and you will not be permitted to request a withdrawal from the Plan or make a rollover contribution to the Plan.
Your accounts will continue to grow through investment earnings (or decrease through losses) until your benefit is paid out and you will be allowed to transfer money within the funds offered under the Plan.

SEPTEMBER 2 0 0 5   16      R E T I R E M E N T   S A V I N G S   P L A N

OVERALL LIMIT ON CONTRIBUTIONS

     Federal law sets a limit on the amount that can be allocated to your accounts in any year.

     For 2005 the total amount allocated to your accounts in any one year may not be more than the SMALLER of (1) 100% of your compensation for the Plan year, or (2) $42,000. The $42,000 ceiling may be adjusted periodically by the Internal
Revenue Service. For years after 2005, contact the Retirement Service Center to learn the limit.

     Matching contributions and your own contributions are all included in reaching the total, but amounts you rolled over are NOT included. Excess contributions (and earnings on them) attributable to after-tax or before-tax contributions will be returned to you, if necessary, to avoid a violation of the limit. Excess contributions (and earnings on them) attributable to matching contributions will be taken out of your account and forfeited to the Plan.

OTHER RESTRICTIONS

     The Plan was designed to help provide financial security for you and your family in your later years. Therefore, except as described in this summary, you are not permitted to assign your benefit to another person or use your benefit as collateral for a loan. However, in certain circumstances, your account may be subjected to a federal tax levy or offset by a court order arising from a judgment of conviction involving a crime against the Plan, breach of fiduciary duty to the Plan, or pursuant to a settlement between you and the US Department of Labor.

QUALIFIED DOMESTIC RELATIONS ORDERS

     Federal law does permit payment of all or a portion of your benefit to another person, provided that such a payment is made in compliance with a qualified domestic relations order or QDRO relating to child support, alimony, or marital property rights payments. In accordance with federal law, the Plan has QDRO procedures, a copy of which may be obtained by calling the Qualified
Order Line at 1-215-772-7400. The fees associated with reviewing and processing your QDRO will be charged to your Plan account.

TAX TREATMENT

     The income tax rules relating to benefits paid from retirement plans are complicated and change frequently. Some of the basic rules are as follows:

     For federal income tax purposes, a benefit payment or withdrawal from the
Plan, which is attributable to your before-tax contributions, is considered taxable income for the year in which you receive it. Such amounts will usually be taxed at ordinary income rates.

     State and local laws regarding the taxation of amounts paid from 401(k)
plans vary.

     If your benefit consists in part of after-tax contributions on which you have already paid taxes, this part of a benefit payment or withdrawal (but NOT the income which it has earned) will not be taxed again.

     In general, you must pay an additional 10% federal tax on any benefit payment or withdrawal you receive before you reach age 59-1/2. But payments made on account of death, disability, or termination of employment at or after age 55 are generally not subject to this additional tax.

     If you roll over your benefit to an IRA or another qualified retirement plan, you will not owe any Federal income tax on the money until later, when it is paid out to you. This method of postponing tax is discussed in more detail in the section called "Payment of Benefits."

     A special rule applies to distributions in the form of stock from the
Celanese Stock Fund.

SEPTEMBER 2 0 0 5   17      R E T I R E M E N T   S A V I N G S   P L A N

     Tax issues associated with the Plan are complicated. You should consult with a professional tax advisor prior to taking any money out of the Plan.

PLAN AMENDMENT AND TERMINATION

     The Plan is intended to last indefinitely. However, Celanese reserves the right to amend or terminate the Plan at any time by action of its Board of
Directors. In addition, your employer may terminate its participation in the
Plan at any time. In some situations, the Plan may also be amended by the
Benefits Committee. Changes to the Plan will be made by written amendments to the official Plan document.

     If your employer terminates its participation in the Plan, or if the Plan is terminated in its entirety, you will immediately become 100% vested in your matching account.

     Because the Plan is a defined contribution plan and does not guarantee a specific benefit amount to participants, benefits are not insured by the Pension
Benefit Guaranty Corporation.

TOP-HEAVINESS

     Federal law provides that if the Plan is shown to benefit certain key employees disproportionately, the Plan will be declared top-heavy and become subject to special rules. In the unlikely event that the Plan is declared top-heavy, you will receive information concerning the impact of top-heaviness.

TENDER OFFER

     Generally, if Celanese Corporation shares become the object of a tender offer and you have money in the Celanese Stock Fund, you will be asked if you want the Trustee to sell or "tender" the common shares held on your behalf.
IMPORTANT: If this occurs and you do not respond, it will be assumed that you do not want to have the shares tendered. Because the Trustee will only tender common shares it is specifically instructed to do so, you should consider your response (or non-response) carefully. However, the independent fiduciary for the
Celanese Stock Fund may, in its discretion, direct the Trustee to tender or not tender the shares.

FORMER RETIREMENT SAVINGS PLAN OF THE ICI GROUP PARTICIPANTS

     If you are a Plan participant who formerly participated in the Retirement
Savings Plan of The ICI Group, you may have two additional sources in your Plan account -- Prior Plan Employer and Retirement Contribution. These additional sources are treated in the following manner for loans and withdrawals:

     >    You can borrow from your accounts in the following order: your before-tax account; your matching account, if you are vested in it;
          your prior plan employer account; your rollover account; your after-tax rollover account; and your after-tax account. Your retirement contribution account (if any) is not included for loan purposes.

     >    If you request an in-service withdrawal prior to age 59-1/2, the amount requested will be withdrawn in the following order: your after-tax account; your after-tax rollover account; your rollover account; the vested portion of your matching account (after they have been in your account for 24 months or you have been a participant in the Plan for at least five years); and your prior plan employer account. Your retirement contribution account (if any) is not available for an in- service withdrawal.

     >    If you request an in-service withdrawal and you are age 59-1/2 or older, the amount requested will be withdrawn in the following order:
          your after-tax account;

SEPTEMBER 2 0 0 5   18      R E T I R E M E N T   S A V I N G S   P L A N

          your after-tax rollover account; your rollover account; the vested portion of your matching account (after they have been in your account for 24 months or you have been a participant in the Plan for at least five years); your prior plan employer account; and your before-tax account.

     >    If you have a financial hardship, you can withdraw money from your accounts in the following order: your after-tax account; your after-tax rollover account; your rollover account; the vested portion of your matching account; your prior plan employer account; and your before-tax account.

     >    You are always 100% vested in your prior plan employer and retirement contribution accounts.

INFORMATION AVAILABLE UPON REQUEST

     You may request any of the following information by contacting the Celanese
Americas Retirement Plans Service Center, PO Box 4885, Chesapeake, VA 23327, or
by telephone 1-800-331- 2363 (option 1):

     1.   A description of the annual operating expenses of each investment alternative which reduce the rate of return to partici- pants and beneficiaries and the aggregate amount of such expenses expressed as a percentage of the average net assets of the designated investment alternative;

     2.   Copies of any prospectuses, financial state- ments and reports, and of any other materials relating to the investment alternatives available under the Plan, to the extent such information is provided to the
          Plan;

     3.   A list of the assets comprising the portfolio of each designated investment alternative which constitute Plan assets within the meaning of 29 CFR 2510.3-101, the value of each such asset, and, with respect to each such asset which is a fixed rate investment contract issued by a bank, savings and loan association or insurance company, the name of the issuer of the contract, the term of the contract, and the rate of return on the contract;

     4.   Information concerning the value of shares or units in designated investment alterna- tives available to participants and benefi-
          ciaries under the Plan, as well as the past and current investment performance of such alternatives, determined net of expenses, on a reasonable and consistent basis; and

     5.   Information concerning the value of shares or units in designated investment alternatives held in the account of the participant or beneficiary.

DOCUMENTS INCORPORATED BY REFERENCE

     The documents incorporated by reference in Celanese's registration statement on Form S-8 registering Celanese Corporation common shares offered under the Plan (which are incorporated herein by reference), and any documents required to be delivered pursuant to Rule 428(b) under the Securities Act of
1933, are available from Celanese, without charge, upon written or oral request addressed to the Benefits Committee. Additional information about the Plan and its administrators may also be obtained from the Benefits Committee.

SEPTEMBER 2 0 0 5   19      R E T I R E M E N T   S A V I N G S   P L A N

YOUR ERISA RIGHTS

     As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).
ERISA provides that all plan participants are entitled to:

     >    Examine, without charge, at the Plan Administrator's office and at other specified locations, such as local Personnel offices and Union offices, all documents governing the Plan, including trust agreements,
          Plan texts, collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the US
          Department of Labor and available at the Public Disclosure Room of the
          Employee Benefits Security Administration.

     >    Obtain, upon written request to the Plan Administrator, copies of the documents governing the operation of the Plan, including trust agreements, Plan texts, collective bargaining agreements and copies of all documents filed by the Plan with the US Department of Labor,
          Employee Benefits Security Administration, such as the latest annual report (Form 5500 Series) and updated summary plan descriptions. The
          Plan Administrator may make a reasonable charge for the copies.

     >    Receive a summary of the Plan's annual financial report. The Plan
          Administrator is required by law to furnish each participant with a copy of this summary annual report.

     >    Obtain a statement telling you whether you have a right to receive a retirement benefit at normal retirement age (age 65) and if so, what your benefits would be at that age if you were to stop working under the Plan now. If you do not have a right to a retirement benefit, the statement will tell you how many more years you have to work to get a right to a benefit (become vested). This statement must be requested in writing and is not required to be given more than once a year. The
          Plan must provide the statement free of charge.

PRUDENT ACTIONS BY PLAN FIDUCIARIES

     In addition to creating rights for Plan participants, ERISA imposes duties on the people who are responsible for the operation of the Plan. The people who operate the Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from either obtaining a benefit or exercising your rights under ERISA.

 ENFORCE YOUR RIGHTS

     If your claim for a benefit is denied or ignored in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decisions without charge, and to appeal any denied claim, all within certain time schedules.

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the legal text or the latest annual report from the Plan and you do not receive them within 30 days, you may file suit in a
Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

     If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning

SEPTEMBER 2 0 0 5   20      R E T I R E M E N T   S A V I N G S   P L A N

the qualified status of a domestic relations order, you may file suit in Federal court.

     If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the US Department of Labor, or you may file suit in Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

ASSISTANCE WITH QUESTIONS

     If you have any questions about your Plan, you should contact the
Retirement Service Center at 1-800-331-2363 (option 1). If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the Employee Benefits Security
Administration, US Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security
Administration, US Department of Labor, 200 Constitution Avenue NW, Washington
DC, 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee
Benefits Security Administration at 1-800-998-7542.

APPEALS PROCESS

     As described in this summary plan description, a claim for benefits is submitted to Celanese Americas Corporation. The Company has the discretionary authority to determine the eligibility of each claim. In the event the Company denies, in whole or in part, an initial claim for benefits by a participant or his or her beneficiary, the Company shall furnish notice of the adverse determination to you.

     The notice shall be forwarded to you within 90 days of receipt of the claim by the Company. However, in special circumstances, the Company may extend the response period for up to an additional 90 days, and must notify you in writing of the extension, and shall specify the reasons for the extension. If, for any reason, you do not receive a response from the Company within the time prescribed, the claim shall be deemed denied.

     Within 60 days of receipt of a notice of an adverse determination, you or your duly authorized representative may petition the Benefits Committee in writing for a full and fair review of the adverse determination. You or your duly authorized representative shall have the opportunity to submit comments in writing, documents, records and other relevant information to the Benefits
Committee. You have the right to be furnished, free of charge and upon request, reasonable access to and copies of all documents, records, and other relevant information. Relevant information shall include any information that was submitted, considered, or generated in the course of the decision regardless of whether such information was relied upon in making the benefit determination.
You may also request any information demonstrating that, where appropriate, the
Plan is acting consistently with respect to other participants.

     The Benefits Committee shall review the denial and shall take into account all documents, records, and other information submitted by you regardless of whether such information was submitted or considered in the initial determination. The Benefits Committee shall communicate its decision and provide explanation to you in writing within 60 days of receipt of the petition.
However, in special circumstances, the Benefits Committee may extend the response period for up to an additional 60 days, in which event it shall notify you in writing prior to the commencement of the extension and shall specify the reasons for the extension. If, for any reason, the written decision on review is not

SEPTEMBER 2 0 0 5   21      R E T I R E M E N T   S A V I N G S   P L A N

furnished within the time prescribed, the claim shall be deemed denied on review.

     The written notice of a decision by the Company and/or the Benefits
Committee shall set forth:

     >    The specific reasons for the adverse determination;

     >    A specific reference to the pertinent Plan provisions on which the adverse determination is based;

     >    A description of any additional information necessary for you to perfect the claim and an explanation of why such information is necessary. In the case of a notification of an appealed claim, the notice shall also include a statement that you are entitled to receive reasonable access to and copies of all documents, records, and other relevant information with respect to the claim; and

     >    A description of the Plan's review procedures (or, in the case of a notification of an appealed claim, a description of any voluntary appeal procedures) and the time limits applicable to such procedures, including a statement of your right to bring a civil action under section 502 of ERISA following an adverse decision by the Benefits
          Committee.

     The Benefits Committee can be contacted at:
     Celanese Americas Corporation
     c/o Benefits Department
     1601 W LBJ Freeway
     Dallas TX 75234
     Phone: 972-443-4000

PLAN DOCUMENTS

     Copies of the Plan document, the Plan's annual report, and this summary plan description may be reviewed free of charge during normal working hours. You can obtain these documents from the Retirement Service Center upon request. Your copy will be provided within 30 days; you will have to pay a reasonable copying charge for the Plan document. Each year, you will be given a free copy of a summary of the Plan's annual financial report.

DISCRETIONARY AUTHORITY

     The Plan Administrator shall have discretionary authority to administer the
Plan in accordance with its terms, including the discretion to interpret the provisions of the Plan and determine the eligibility of each claim. Benefits under the Plan will be paid only if the Plan Administrator or its designated representative decides, in its discretion, that you are entitled to them. All decisions by the Plan Administrator shall be final and binding on all parties.

AVAILABLE INFORMATION

     As a result of registering its shares, Celanese Corporation became subject to the informational requirements of the Securities Exchange Act of 1934, and files reports and other information with the Securities and Exchange Commission
("SEC"). You may examine the reports and other information filed by Celanese
Corporation, including without limitation, the Celanese Corporation annual reports and any updates to those annual reports, without charge, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street NW,
Washington DC 20549, and at the SEC's regional offices located at Suite 900, 175
W Jackson Boulevard, Chicago IL 60604 and 233 Broadway, New York NY 10279. You
may also receive copies of these materials by mail from the SEC at
1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy, information statements and other information regarding registrants that file electronically with the SEC. The common shares of Celanese
Corporation are traded on the New York Stock Exchange and the materials are available for inspection and copying at their offices at 20 Broad Street, New
York NY 10005.

SEPTEMBER 2 0 0 5   22      R E T I R E M E N T   S A V I N G S   P L A N

APPENDIX A

PLAN LOAN DOCUMENTS

PROMISSORY NOTE - PART I

    1 Participant Information

          Name:

    2 Loan Terms

          I ____________________ promise to pay the Plan Administrator on behalf of the Trustee(s) of Celanese Americas Retirement Savings Plan at 1601 W
     LBJ Freeway, Dallas TX 75234, or such other places as the Trustee(s) may designate, according to these repayment terms:

     Principal Sum: $                Interest Rate:       %
     # of Payments:                  Payment Amount: $

          I understand payments will begin as soon as administratively possible after my loan check is issued.

    3 Controlling Law

          This Note shall be construed and enforced in accordance with the laws of the State of New York. The exception is where state law is pre-empted by federal law. In these cases, the federal law prevails.

PROMISSORY NOTE - PART II ADDITIONAL TERMS AND INFORMATION

This note is enforceable by the Trustee(s) of the Trust as the legal owner of properties and assets of the Trust. The Trustee's (s') acceptance of this pledge is evidenced by the issuance of a check payable to me representing the proceeds of the loan.

LOAN FEES
I understand that the following fee will be deducted from my account for the establishment of this loan - $80.00.

SECURITY
As security for the repayment of all principal, interest and other amounts due under this Promissory Note, I pledge and grant to the Trustee(s) a security interest in all of my right, title and interest in my vested account balance in the Trust. This pledge shall extend to all additional amounts hereafter credited to the account.

REPAYMENT
During any period I am employed by an employer participating in the Plan, I irrevocably authorize such employer to deduct from my salary, or amounts paid in lieu thereof, the amounts stated in this agreement. Unless provided otherwise by the Plan, during any period of time when I am not receiving a salary, or amounts paid in lieu thereof (e.g. certain periods of layoff or leaves of absence), or if my salary or other payment is insufficient to make the required repayment, I agree to make the scheduled payment when due (or any deficiency therein) by personal check, money order or cashier's check made payable to the Trustee of the Plan and delivered to the address specified in this note. In the event any repayment is missed and not made upon or before the date of the final scheduled repayment, I authorize the employer to take an additional repayment deduction as necessary to pay the loan in full.

PREPAYMENT
Unless the Plan provides otherwise, I understand that I may prepay the entire outstanding balance of my loan at any time without penalty or other additional fees. However, partial payments are not allowed except to make up missed loan payments while on an approved Leave of Absence. Additional payments must be in increments of the regular repayment amount. Please make check payable to the
Trustee of the Celanese Americas Retirement Savings Plan.

SEPTEMBER 2 0 0 5   23      R E T I R E M E N T   S A V I N G S   P L A N

LATE PAYMENT
There are no late payment charges.

TERMINATION OF EMPLOYMENT
If I should terminate employment and do not pay my loan in full within 90 days,
I understand that the outstanding balance will be considered a distribution and subject to applicable taxes and penalties. I authorize the Trustee(s) to deduct from my account balance the unpaid amount of my loan and any unpaid attorney's fees or costs incurred to collect this loan.

DEATH
In the event of my death, the Trustees may deduct the unpaid balance of my loan and any unpaid attorney's fees or costs incurred to collect this loan, either before or concurrent with the payment of my account balance to my beneficiary(ies) from any benefit payment from the Trust that may become payable to my beneficiary(ies).

DEFAULT
The loan is in default if the full amount of any payment is not paid within 90 days after the date it is due. In this case, the outstanding balance of my loan will be immediately due and payable upon demand by the Plan Administrator on behalf of the Trustee(s). I expressly waive any presentment, demand, protest or other notice of any kind (and allow the Trustee(s) to demand payment of amounts due). The Trustee(s) will pursue all prudent courses of action to ensure the loan is repaid in full. In the event of default I may be subject to federal and state taxes on the loan amount. If I am younger than 59-1/2, I may be subject to a 10% early withdrawal penalty. No other loans are permitted until I repay the defaulted loan.

ACCELERATION BY TRUSTEES
In addition to such other circumstances as may result in the acceleration of my obligations under this Promissory Note, the Trustee(s) will be entitled to reimbursement from my Plan account of all costs and expenses, including reasonable attorney's fees incurred in connection with such suit or other enforcement, to the fullest extent permitted by law.

INSURANCE
I understand that credit life insurance, credit disability insurance and property insurance are not required to obtain credit and no such insurance will be provided for this loan.

ASSUMPTION
I understand that this loan is not assumable by any other person for any reason.

WAIVERS
Failure by the Trustee(s) to strictly enforce any term of this Promissory Note shall be an indulgence only and shall not constitute a waiver in the rights of the Trustee(s) to enforce such terms in the future.

APPROVED LEAVE OF ABSENCE
Continuing regularly scheduled payments on the loan is my responsibility. I must contact the Celanese Americas Retirement Plans Service Center to request a loan coupon booklet. Payments can be made by personal check, money order, or cashier's check and made payable and remitted to the Trustee of the Celanese
Americas Retirement Savings Plan.

SEPTEMBER 2 0 0 5   24      R E T I R E M E N T   S A V I N G S   P L A N

 TRUTH-IN-LENDING DISCLOSURE

 PARTICIPANT INFORMATION

 NAME:



 ANNUAL PERCENTAGE RATE         FINANCE CHARGE              AMOUNT FINANCED           TOTAL OF PAYMENTS

The cost of your credit     The dollar amount your       The amount of credit       The amount you will pay
    as a yearly rate         credit will cost you      provided to you on your         when you make all
                                                                behalf               payments as scheduled

         %                            $                           $                           $



ESTIMATED PAYMENT SCHEDULE

    NUMBER OF PAYMENTS            PAYMENT AMOUNT          WHEN PAYMENTS ARE DUE

                                        $

NOTE: The figures shown above are only estimates and have been computed assuming that all payments will be received on their scheduled dates.

SECURITY: Your vested account balance in the Trust is being pledged as security for your loan.

LATE CHARGE: There are no late payment charges. If any loan payment is 90 days past due, your loan will be declared in default.

PREPAYMENT: You may prepay your entire outstanding balance at any time without penalty or additional fees. Prepayments are allowed, but must be in multiples of the repayment amount.

INSURANCE: Credit life insurance, credit disability and property insurance are not required and no such insurance will be provided for your loan.

See your prommissory note for additional terms and information about nonpayment, default and any required payment in ful before the scheduled due date.

                 Itemization of the Amount Financed of $ ______

                      $ ______ Amount given to you directly

                        $  0  Amount paid on your behalf
                         -----
                    Amount paid to others on your behalf $  0
                                                          ----
                         $  0  Prepaid finance charge
                          -----

SEPTEMBER 2 0 0 5   25      R E T I R E M E N T   S A V I N G S   P L A N

APPENDIX B

PLAN INVESTMENT OPTIONS

SMARTMIX FUND--CONSERVATIVE

     Expense Ratio: 0.70% (includes 0.05% administrative fee assessment)

     This fund is an asset allocation fund that invests in a diversified mix of stocks, bonds, real estate, and money market products. The fund seeks low to moderate growth primarily from interest income, but also from some capital appreciation and dividends. The fund emphasizes investments in bonds and money markets; it has the following target asset allocation:

     53.5% US bonds (investment grade)
     30% US large company stocks
     5% international stocks
     5% US mid/small company stocks
     2.5% real estate
     4% cash

     The Conservative Fund is designed for investors who have a relatively short-term investment horizon and are concerned with preserving capital.
     The long-term return potential is expected to be less than the Moderate and
     Aggressive SmartMix funds, but the fund's price fluctuation should also be less.

     INVESTMENT MANAGER: JP Morgan Fleming Asset
     Management
     BENCHMARK INDEX: Conservative Custom Index

SMARTMIX FUND--MODERATE
     Expense Ratio: 0.80% (includes 0.05% administrative fee assessment)

     This fund is an asset allocation fund that invests in a diversified mix of stocks, bonds, real estate, and money market products. The fund seeks moderate growth from capital appreciation, dividends and interest income.
     The fund emphasizes investments in equity securities; it has the following target asset allocation:

     33% US large company stocks
     31% US bonds (investment grade)
     10% US mid/small company stocks
     10% international stocks
     5% real estate
     3% high yield bonds
     3% emerging markets bonds
     3% cash
     2% emerging markets stocks

     The Moderate Fund is designed for investors who have an investment horizon of at least 5 years, seek a balanced portfolio of stocks and bonds and are willing to accept higher short- term risk for potentially higher long-term growth. The long-term return potential for the Moderate Fund is expected to be greater than the Conservative Fund, but less than the Aggressive Fund and accompanied by moderate price fluctuation.

     INVESTMENT MANAGER: JP Morgan Fleming Asset
     Management
     BENCHMARK INDEX: Moderate Custom Index

SMARTMIX FUND--AGGRESSIVE
     Expense Ratio: 0.90% (includes 0.05% administrative fee assessment)

     This fund is an asset allocation fund that invests in a diversified mix of stocks, bonds, real estate, and money market products. The Aggressive Fund seeks high growth primarily from capital appreciation, but also some interest income and dividends. The fund emphasizes investments in equity securities and has the following target mix:

SEPTEMBER 2 0 0 5   26      R E T I R E M E N T   S A V I N G S   P L A N

     38% US large company stocks
     18% international stocks
     12% US mid/small company stocks
     10% US bonds (investment grade)
     8% real estate
     4% emerging markets bonds
     4% emerging markets stocks
     4% high yield bonds
     2% cash

     The fund is designed for investors who have an investment horizon of at least 10 years, are willing to tolerate high short-term risk for potentially higher long-term returns and are comfortable with a portfolio invested primarily in stocks. The long-term return potential of the
     Aggressive Fund is expected to be greater than the Conservative and
     Moderate Funds, but accompanied by a higher level of price fluctuation.

     INVESTMENT MANAGER: JP Morgan Fleming Asset
     Management
     BENCHMARK INDEX: Aggressive Custom Index

STABLE VALUE FUND
     Expense Ratio: 0.33% (includes 0.05% administrative fee assessment)

     This fund seeks to protect principal from market volatility with returns higher than many market funds and a relatively predictable return. The
     Stable Value Fund invests in a variety of investment grade fixed income securities, primarily US Treasury, Agency, corporate, and mortgage-backed securities. The fund also invests in a special kind of investment contract called a benefit responsive wrap issued by insurance companies and banks;
     it provides for a guarantee of principal and a stabilized interest rate.
     The fund is designed for investors who seek a very low risk investment with a stable rate of return.

     INVESTMENT MANAGER: JP Morgan Fleming Asset
     Management
     BENCHMARK INDEX: Salomon 3 month T-Bill

CORE BOND FUND--PRADX
     Expense Ratio: 0.80% (includes 0.05% administrative fee assessment)

     The fund seeks maximum total return, consistent with preservation of capital. Total return consists of income earned on the fund's investments plus capital appreciation, if any. The fund's portfolio holdings include only US dollar denominated securities of large US issuers that are rated investment grade, or if unrated, determined by PIMCO to be of comparable quality. The Core Bond Fund normally invests in US government securities, corporate bonds, mortgage-related securities and money market investments.
     The fund is designed for investors who are conservative to moderate in their tolerance of risk and aversion to loss of principal. Over the long term this fund should outperform a money market fund, but underperform stock funds.

     INVESTMENT MANAGER: Pacific Investment
     Management Company
     BENCHMARK INDEX: Lehman Bros. Aggregate Bond

GOVERNMENT SECURITIES FUND
     Expense Ratio: 0.35% (includes 0.05% administrative fee assessment)

     The fund seeks to provide a moderate to high level of interest income and price appreciation with the goal of outperforming the rate of inflation by
     5% per year over five to seven year periods. The Government Securities Fund invests in direct obligations of the US Treasury such as bills, notes and bonds backed by the full faith of the US government. The investment manager has the flexibility to invest in either short or long-term securities,

SEPTEMBER 2 0 0 5   27      R E T I R E M E N T   S A V I N G S   P L A N

     depending on the manager's outlook on interest rates, inflation and economic activity. The fund can hold a combination of securities with varying maturities or invest 100% of the portfolio in money market or
     30-year Treasury bonds. This fund is for moderately aggressive investors who seek long-term growth and can tolerate short-term volatility in market value.

     INVESTMENT MANAGER: Hoisington Investment
     Management Company
     BENCHMARK INDEX: Lehman Bros. US Government/Corporate

S&P 500 INDEX FUND
     Expense Ratio: 0.23% (includes 0.05% administrative fee assessment)

     This fund's objective is to provide returns that closely match those of the
     Standard & Poor's 500 Stock Index (S&P 500)as well as long-term capital appreciation and dividend income. The fund invests in the common stocks that comprise the S&P 500. The S&P 500 is a diversified group of stocks of
     500 established companies and is commonly used as a broad measure of the overall stock market's performance. The S&P 500 Index Fund is for moderate to aggressive investors who seek long-term growth and can tolerate short-term volatility.

     INVESTMENT MANAGER: Barclays Global Investors
     BENCHMARK INDEX: S&P 500

LARGE-CAP VALUE FUND
     Expense Ratio: 0.68% (includes 0.05% administrative fee assessment)

     The fund's objective is to provide long-term growth from capital appreciation and dividend income through diversified investments in common stocks. The fund invests in stocks, primarily of major US corporations, which are priced low relative to their intrinsic or real value, and thus have good potential for price appreciation. The Large-Cap Value Fund is for moderate to aggressive investors who seek long-term growth and can tolerate short- term market volatility.

     INVESTMENT MANAGER: Alliance Bernstein Investment
     Management Company
     BENCHMARK INDEX: Russell 1000 Value

LARGE-CAP GROWTH FUND
     Expense Ratio: 0.70% (includes 0.05% administrative fee assessment)

     The fund's objective is to seek long-term growth of capital by investing primarily in a diversified portfolio of large capitalization companies specifically chosen for their attractive growth potential. The fund uses an approach that combines "top-down" economic analysis with "bottom-up" stock selection. The "top-down" approach takes into consideration such macro-economic factors as interest rates, inflation, the regulatory environment and the global competitive landscape. As a result, the fund identifies sectors, industries, and companies that should benefit from the overall trends the fund has observed. The fund then looks for individual companies with earnings growth potential that may not be recognized by the market at large; the fund focuses on a company's specific market expertise or dominance, franchise durability and pricing power, financial strength, strong and ethical management, positive change outlook (improved business model, new product or service, acquisition or divestiture, regulatory change) and a reasonable valuation in the context of projected growth rates. This is called "bottom-up" stock selection. The fund will normally hold a core position of between 35

SEPTEMBER 2 0 0 5   28      R E T I R E M E N T   S A V I N G S   P L A N

     and 50 common stocks. The Large-Cap Growth Fund is for moderate to aggressive investors who seek long-term growth and can tolerate short-term volatility.

     INVESTMENT MANAGER: Marsico Capital Management LLC
     BENCHMARK INDEX: S&P 500 (Growth) Stock Index

INTERNATIONAL STOCK FUND
     Expense Ratio: 1.02% (includes 0.05% administrative fee assessment)

     The fund's objective is to seek long-term growth of capital and income through investments in a portfolio comprised primarily of equity securities of non-US issuers (including ADRs and other US registered securities) and securities whose principal markets are outside the US. The fund normally will invest in a portfolio consisting primarily of common stocks and ordinary and preference shares (or securities convertible or exchangeable into such securities) of companies with market capitalization greater than
     $1 billion at the time of purchase. The investment emphasis will be in securities of companies located in Europe, Canada, Australia and the Far
     East, giving due consideration to economic, social and political developments, currency risks and the liquidity of various national markets.
     The fund may also invest up to 10% at the time of purchase in the securities of developing country issuers. The International Stock Fund is for aggressive investors who seek long-term capital growth and who can tolerate significant short-term market value fluctuations.

     INVESTMENT MANAGER: Capital Guardian Trust Company
     BENCHMARK INDEX: MSCI-EAFE

SMALL-CAP CORE FUND
     Expense Ratio: 0.75% (includes 0.05% administrative fee assessment)

     The fund's objective is to deliver high quality, actively managed exposure to the small company US equity market with close tracking to the Russell
     2000 index, a widely recognized barometer of small company stock performance. The fund invests in a broadly diversified portfolio of small
     US companies whose market capitalization ranges from about $0.5 billion to
     $1.5 billion. The stocks in the portfolio are selected based on a proprietary model that examines a number of investment criteria, including value-related fundamentals, profitability and earnings sustainability, the actions of corporate management and other indicators of market sentiment.
     The Small-Cap Core Fund is designed for aggressive investors who are seeking higher growth potential than typically found in large cap and mid-cap stock funds; these investors are also willing to accept the higher risk of less established companies.

     INVESTMENT MANAGER: Barclay's Global Investors
     BENCHMARK INDEX: Russell 2000

CELANESE STOCK FUND

     The fund's objective is to seek long-term capital growth and to provide
     Plan participants with an opportunity to share in the investment performance of Celanese Corporation.

     The fund is invested primarily in Celanese Corporation common stock with a small amount of short-term investments to meet daily liquidity requirements.

     Under the accounting method that is used for the fund, each Plan investor owns units

SEPTEMBER 2 0 0 5   29      R E T I R E M E N T   S A V I N G S   P L A N

     of the fund rather than shares of stock. The value of each unit is adjusted daily to accurately reflect each investor's part of any increase or decrease in the price of Celanese common stock, any dividends that are effective that day, fees accrued and daily interest earned on the short-term investments held by the fund.

     Celanese common stock is listed for trading on the New York Stock Exchange under the symbol "CE". The share price fluctuates daily. Share prices can go down as well as up, and the lack of diversification in the fund can result in large fluctuations in its value (including a complete loss of value). Consequently, the value of your contributions and earnings is at increased risk compared to diversified funds. Because the fund may also invest in cash, the fund's performance may vary from the performance of the stock.

     The fund is designed to provide participants with an opportunity to share in the long- term investment performance of Celanese Corporation. The fund is considered a high risk investment due to the fund's investment in a single equity. Therefore, Plan investors should consider investing only a portion of their Plan assets in the fund.

     The total amount of Celanese Corporation common stock registered for offering under the Celanese Stock Fund is currently 2,000,000 shares; this amount may be increased from time to time as required. Celanese Corporation common stock will be purchased on the open market at prevailing market prices.

     If you invest in the fund, you will be able to direct the Trustee as to how to vote the shares of Celanese Corporation stock corresponding to your units in the fund. You will be provided with the annual report and other materials that are provided to Celanese Corporation shareholders from time to time. You will also be provided with proxy information.

INVESTMENT MANAGER: State Street Global Advisors

SEPTEMBER 2 0 0 5   30      R E T I R E M E N T   S A V I N G S   P L A N